As filed with the Securities and Exchange Commission on March 20, 2015

Registration No. 333-202219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Jernigan Capital, Inc.

(Exact name of registrant as specified in its governing instruments)

1395 Brickell Avenue

Miami, FL 33131

(305) 381-9696

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dean Jernigan

Chief Executive Officer

Miami, FL 33131

(305) 381-9696

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Good, Esq. Scott Lesmes, Esq. Morrison & Foerster LLP 2000 Pennsylvania Ave. N.W., Suite 6000 Washington, D.C. 20006 (202) 887-1500	Joseph A. Herz, Esq. Corey E. Light, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended, on Form S-11 (File No. 333-202219) is to file additional exhibits, amend and restate the list of exhibits set forth in Item 36 of Part II of the Registration Statement, and to include the additional FINRA filing fee paid on March 16, 2015, and the corresponding debit from the Miscellaneous expenses in Item 31 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus and financial statements are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee, the FINRA filing fee and the NYSE listing Fee are estimates.

SEC registration fee	$13,363
FINRA filing fee	17,750
NYSE listing fee	125,000
Printing and engraving expenses	225,000
Transfer Agent and Registrar Fees	7,500
Legal fees and expenses	700,000
Accounting fees and expenses	50,000
Miscellaneous	11,387

Total	$1,150,000

All expenses, except the SEC registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32. Sales to Special Parties

On October 1, 2014, we issued 1,000 shares of our common stock to Dean Jernigan, our Chairman, President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We expect to repurchase these shares for $1,000 upon completion of this offering.

Item 33. Recent Sales of Unregistered Securities

On October 1, 2014, we issued 1,000 shares of our common stock to Dean Jernigan, our Chairman, President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We expect to repurchase these shares for $1,000 upon completion of this offering.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in any of the foregoing capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to a proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Company has also agreed to indemnify its directors and executive officers to the maximum extent permitted by Maryland law, and pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement:

(b)	Exhibits. The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

4.1	Form of Certificate for Common Stock.*

5.1	Opinion of Morrison & Foerster LLP relating to the legality of the securities being registered.

8.1	Opinion of Morrison & Foerster LLP regarding tax matters.

10.1	Form of Private Placement Purchase Agreement.

10.2	Management Agreement between Jernigan Capital, Inc. and JCap Advisors, LLC.

10.3	Amended and Restated Agreement of Limited Partnership of Jernigan Capital Operating Partnership LP.

10.4	2015 Equity Incentive Plan.*

10.5	Form of Restricted Stock Award Agreement for Directors.*

10.6	Form of Indemnification Agreement between Jernigan Capital, Inc. and each of its directors and officers.*

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Grant Thornton LLP.*

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).

23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 8.1).

*	Previously filed.

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 20, 2015.

JERNIGAN CAPITAL, INC.

By:	/s/ Dean Jernigan
	Name:	Dean Jernigan
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dean Jernigan Dean Jernigan	President and Chief Executive Officer (Principal Executive Officer)	March 20, 2015

/s/ Gregory W. Ward Gregory W. Ward	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 20, 2015

* Mark O. Decker	Director	March 20, 2015

* Sam J. Jenkins	Director	March 20, 2015

* Howard A. Silver	Director	March 20, 2015

* Harry J. Thie	Director	March 20, 2015

* By:	/s/ Dean Jernigan
Dean Jernigan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

4.1	Form of Certificate for Common Stock.*

5.1	Opinion of Morrison & Foerster LLP relating to the legality of the securities being registered.

8.1	Opinion of Morrison & Foerster LLP regarding tax matters.

10.1	Form of Private Placement Purchase Agreement.

10.2	Management Agreement between Jernigan Capital, Inc. and JCap Advisors, LLC.

10.3	Amended and Restated Agreement of Limited Partnership of Jernigan Capital Operating Partnership LP.

10.4	2015 Equity Incentive Plan.*

10.5	Form of Restricted Stock Award Agreement for Directors.*

10.6	Form of Indemnification Agreement between Jernigan Capital, Inc. and each of its directors and officers.*

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Grant Thornton LLP.*

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).

23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 8.1).

*	Previously filed.